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                                                                     EXHIBIT 5.1



                                 April 27, 1995


Conner Peripherals, Inc.
3081 Zanker Road
San Jose, CA 95134


     RE: REGISTRATION STATEMENT ON FORM S-8
         ----------------------------------

Ladies & Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about April 27, 1995 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 2,600,000 shares of your Common Stock (the "Shares"), 300,000 of which are to be issued pursuant to the 1995 Director Stock Plan and 2,300,000 of which are to be issued pursuant to the Employee Stock Purchase Plan (together, the "Plans"). As your legal counsel, we have examined the proceedings proposed to be taken in connection with the issuance and sale of the Shares to be issued under the Plans.

     It is our opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements which accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                                          Sincerely yours,

                                          WILSON, SONSINI, GOODRICH & ROSATI
                                          Professional Corporation


                                          /s/ WILSON, SONSINI, GOODRICH & ROSATI

TRB